                                                                    Exhibit 10.1

                          LOAN AND SECURITY AGREEMENT



                          Dated as of April 11, 2001


                                     among


                        INTERPLAY ENTERTAINMENT CORP.,
                              INTERPLAY OEM, INC.
                                      and
                             GAMESONLINE.COM, INC.


                                as Co-Borrowers


                                      and


                        LaSALLE BUSINESS CREDIT, INC.,

                                   as Lender



                                  $15,000,000

                               TABLE OF CONTENTS

                                                                                                               Page
         1.       DEFINITIONS...............................................................................      1

         2.       REVOLVING LOANS...........................................................................     15

         3.       INTENTIONALLY DELETED.....................................................................     16

         4.       LETTERS OF CREDIT.........................................................................     16

         5.       INTEREST, FEES AND CHARGES................................................................     16

         6.       LOAN ADMINISTRATION.......................................................................     21

         7.       GRANT OF SECURITY INTEREST TO LASALLE.....................................................     22

         8.       PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY
                  INTERESTS THEREIN22

         9.       POSSESSION OF COLLATERAL AND RELATED MATTERS..............................................     23

         10.      COLLECTIONS...............................................................................     23

         11.      SCHEDULES AND REPORTS.....................................................................     25

         12.      TERM......................................................................................     27

         13.      REPRESENTATIONS AND WARRANTIES............................................................     28

         14.      COVENANTS.................................................................................     33

         15.      CONDITIONS PRECEDENT......................................................................     37

         16.      DEFAULT...................................................................................     39

         17.      REMEDIES UPON AN EVENT OF DEFAULT.........................................................     40

         18.      INDEMNIFICATION...........................................................................     41

         19.      NOTICES...................................................................................     42

         20.      CHOICE OF GOVERNING LAW AND CONSTRUCTION..................................................     42

                          LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT ("Agreement") is made as of this 11/th/ day of April, 2001, by and between LaSALLE BUSINESS CREDIT, INC., a Delaware corporation ("LaSalle"), with its principal office at 135 South LaSalle Street, Chicago, Illinois 60603, and INTERPLAY ENTERTAINMENT CORP., a Delaware corporation, INTERPLAY OEM, INC., a California corporation, and GAMESONLINE.COM, INC., a Delaware corporation (each a "Borrower" and collectively, "Borrowers"), each with its principal office at 16815 Von Karman Avenue, Irvine, California 92606.

                                  WITNESSETH:

          WHEREAS, from time to time Borrowers may request LaSalle to make loans and advances to and extend certain credit accommodations to Borrowers, and the parties wish to provide for the terms and conditions upon which such loans, advances and credit accommodations shall be made;

          NOW, THEREFORE, in consideration of any loans, advances and credit accommodations (including any loans by renewal or extension) hereafter made to Borrowers by LaSalle, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrowers, the parties agree as follows:

     1.   DEFINITIONS.

          (1)  General Definitions
               -------------------

          "Account," "Account Debtor," "Chattel Paper," "Documents," "Equipment," "General Intangibles," "Goods," "Instruments," and "Inventory," shall have the respective meanings assigned to such terms, as of the date of this Agreement, in the Illinois Uniform Commercial Code.

          "Affiliate" shall mean, with respect to any Person, any other Person
(i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding five percent (5%) or more of the equity interest in such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Bank" shall mean LaSalle National Bank, Chicago, Illinois, a national banking association.

          "Bankruptcy Code" shall mean the United States Bankruptcy Code (11 U.S.C.(S).101, et seq.).
              -- ---

          "Benefit Plan" shall mean an employee pension benefit plan of any Borrower or an ERISA Affiliate, as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA.

          "Borrowing Base" shall have the meaning specified in paragraph 2(b)(i)
                                                               -----------------
hereof.

          "Business Day" shall mean any day other than a Saturday, Sunday, or such other day as banks in Chicago, Illinois are authorized or required to be closed for business.

          "Capital Expenditures" shall mean, with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrowers during such period that are required by GAAP to be included in or reflected by the property, plant or equipment or similar fixed asset accounts (or in intangible accounts subject to amortization) in the balance sheet of Borrowers.

          "Change of Control" shall mean, with respect to IEC, (a) at any time the members of the Board of Directors of IEC on the date hereof shall not constitute a majority of the Board of Directors; or (b) any Person or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than Titus Interactive SA or Brian Fargo, or Persons controlled by any of them, shall at any time have acquired direct or indirect beneficial ownership of a percentage equal to or more than thirty percent (30%) of the outstanding voting stock of IEC; and with respect to Interplay OEM, IEC shall cease to be the Parent of OEM.

          "Closing Agenda" shall have the meaning specified in paragraph
                                                              ----------
15(a)(i) hereof.
--------
          "Closing Date" shall mean the date upon which the initial Loan is made.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" shall mean all of the personal property of each of the Borrowers described in paragraph 7 hereof, and all other real or personal property of any Obligor or any other Person now or hereafter pledged to LaSalle to secure, either directly or indirectly, repayment of any of the Liabilities.

          "Default" shall mean any event, condition or default which with the giving of notice, the lapse of time or both would be an Event of Default.

          "Dilution" shall mean, with respect to any period, the percentage obtained by dividing: (a) the sum of non-cash credits against Accounts of Borrowers for such period, plus pending or probable, but not yet applied, non-cash credits against Accounts of Borrowers for such period, as reasonably determined by LaSalle, by (b) gross invoiced sales of Borrowers for such period.

          "EBITDA" shall mean, with respect to any period, net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets and excluding other after-tax extraordinary gains or losses) plus
                                                                    ----
interest expense, income tax expense, depreciation and
amortization for such period, less gains and losses attributable to any fixed
                              ----
asset sales made during such period, minus interest income, plus or minus any
                                     -----                  ----    -----
other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, all as determined in accordance with GAAP.

          "Eligible Account" shall mean an Account owing to either Borrower which is acceptable to LaSalle in its sole discretion for lending purposes. LaSalle shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

               (1)  it is genuine and in all respects is what it purports to be;

               (2) it is owned by either Borrower and such Borrower has the right to subject it to a security interest in favor of LaSalle;

               (3) it arises from (A) the performance of services by a Borrower and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale of Goods by a Borrower, and such Goods have been completed in accordance with the Account Debtor's specifications (if any) and delivered to and accepted by the Account Debtor, such Account Debtor has not refused to accept and has not returned any of the Goods, or has not refused to accept any of the services, which are the subject of such Account, and such Borrower has possession of, or has delivered to LaSalle at LaSalle's request, shipping and delivery receipts evidencing delivery of such Goods;

               (4) it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within one hundred twenty (120) days after the stated invoice date thereof and does not remain unpaid more than ninety (90) days past the stated due date thereof; provided, however, that if more than
                                       --------  -------
fifty percent (50%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid for more than one hundred twenty (120) days past the respective invoice dates thereof or ninety (90) days after the stated due date, then all Accounts owing to either Borrower by that Account Debtor shall be deemed ineligible;

               (5) it is not subject to any prior assignment, claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

               (6) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

               (7) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

               (8) the Account Debtor thereunder is not a director, officer, employee or agent of either Borrower, or a Subsidiary, Parent or Affiliate of either Borrower;

               (9) it is not an Account with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to LaSalle pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended;

               (10) it is not an Account with respect to which the Account Debtor is located in a state which requires Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state, or (B) file a notice of business activities report or similar report with such state's taxing authority, unless (x) Borrower has taken one of the actions described in clauses (A) or (B), (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by Borrower at its election, or (z) Borrower has proven, to LaSalle's reasonable satisfaction, that it is exempt from any such requirements under any such state's laws;

               (11) it is an Account which arises out of a sale made in the ordinary course of Borrower's business;

               (12) the Account Debtor is a resident or citizen of, and is located within, the United States of America or Canada;

               (13) it is not an Account with respect to which the Account Debtor's obligation to pay is conditional upon the Account Debtor's approval of the Goods or services or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

               (14) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue in a material respect or (B) which violates in a material respect any of the covenants of Borrowers contained in this Agreement;

               (15) it is not an Account which, when added to a particular Account Debtor's other indebtedness to Borrowers, exceeds the lesser of twenty percent (20%) of the aggregate of Borrowers' Accounts (except for Account Debtors listed on Schedule 1(xv) annexed hereto) or a credit limit determined by
                  --------------
LaSalle in its reasonable credit judgment for that Account Debtor, provided,
                                                                   --------
however, that Accounts excluded from Eligible Accounts solely by reason of this
-------
paragraph 1(a)(xv) shall be Eligible Accounts to the extent of such credit
------------------
limit.

               (16) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by LaSalle in its sole discretion.

               (17) it is not an Account arising from progress billings, invoices for deposits, samples or tooling

               (18) it is not an Account with respect to which the sale is on an installment basis, lease or other extended payment basis

               (19) it is not the portion of an Account representing licensing fees (except for Interplay OEM, Inc.), late fees, service charges or interest.

          "Eligible Inventory" shall mean that portion of the Inventory of a Borrower which is acceptable to LaSalle in its sole discretion. Without limiting LaSalle's discretion, LaSalle shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

               (20) it is owned by a Borrower and such Borrower has the right to subject it to a first and prior security interest in favor of LaSalle;

               (21) it is located on the premises listed on Exhibit A and is
                                                            ---------
not in transit;

               (22) it is not subject to any prior assignment, claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

               (23) it is finished goods held for sale by a Borrower, normally and currently saleable in the ordinary course and not raw materials or work in process and is held for sale or furnishing under contracts of service, it is (except as LaSalle may otherwise consent in writing) new and unused of good and merchantable quality and free from defects which would, in LaSalle's sole determination, affect its market value;

               (24) it is not stored with a bailee, consignee, warehouseman, processor or similar party unless LaSalle has given its prior written approval and any Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to LaSalle, in form and substance reasonably acceptable to LaSalle, such UCC financing statements, warehouse receipts, waivers and other documents as LaSalle shall reasonably require;

               (25) LaSalle has determined in accordance with LaSalle's customary business practices that it is not unacceptable due to age, type, category or quantity and is not listed as a "reserve" on Borrower's general ledger; and

               (26) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue in any material respect or (B) which violates in any material respect any of the covenants of Borrowers contained in this Agreement.

          Eligible Inventory shall not include any of the following: (a) catalogs and other promotional materials of any kind; (b) damaged, defective or recalled items; (c) obsolete items; (d) items used as demonstrators, prototypes or salesmen's samples; (e) items of Inventory which have been consigned to Borrowers or as to which a Person claims a security interest, prior assignment claim or encumbrances whatsoever other than liens of the type set forth in clauses (i), (ii) and (iv) of the definition of Permitted Liens; (f) packing and shipping materials; (g) Inventory located on premises leased by a Borrower from a landlord with whom Landlord has not entered into a landlord's waiver on terms reasonably satisfactory to Lender; (h) Inventory which in the reasonable judgment of Lender is considered to be slow moving or otherwise not merchantable; and (i) Inventory which is subject to a license agreement which prohibits the assignment thereof or which contains restrictions which would impair Lender's ability to sell any Inventory subject to such license agreement unless Lender shall have entered into a licensor consent letter with the licensor in form and substance reasonably satisfactory to Lender.

          "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrowers' business or facilities owned or operated by Borrowers, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all references to sections thereof shall include such sections and any predecessor and successor provisions thereto.

          "ERISA Affiliate" shall mean any member of a controlled group of entities as determined under Section 414(b), (c), (m), or (o) of the IRC, of which the Borrowers are a member.

          "Eurocurrency Reserve Requirements" for any day, as applied to a LIBOR Loan, shall mean the aggregate (without duplication) of the maximum rates of reserve requirements (expressed as a decimal fraction) in effect with respect to LaSalle and/or any present or future lender or participant on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by LaSalle and/or any such lenders or participants (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)).

          "Event of Default" shall have the meaning specified in paragraph 16 hereof.

          "Excess Availability" shall mean, as of any date of determination by LaSalle, the excess, if any, of (i) the Borrowing Base over (ii) the outstanding Revolving Loans and Letter of Credit Obligations, in each case as of the close of business on such date. For purposes of calculating Borrowers' Excess Availability and the amount of the Borrowing Base relating thereto, all of Borrowers' trade payables and outstanding debt, other than the Liabilities hereunder, which remain unpaid more than ninety (90) days past invoice date excluding special arrangements, shall, on the date of the determination of Excess Availability, be deemed to have been paid by Borrowers.

          "Exhibit A" shall mean the exhibit entitled Exhibit A -Business and
                                                      ---------
Collateral Locations, which is attached hereto and made a part hereof.

          "Exhibit B" shall mean the exhibit entitled Exhibit B - Officer's
                                                      ---------
Certificate, which is attached hereto and made a part hereof.

          "Fiscal Year" shall mean with respect to each Borrower, the twelve
(12) month accounting period of such Borrower commencing January 1st of each calendar year and ending December 31st of such calendar year.

          "GAAP" shall mean generally accepted accounting principles and policies in the United States as in effect from time to time.

          "Guarantor" shall mean Brian Fargo or any other guarantor of the Liabilities, from time to time.

          "Guaranty" shall mean the Guaranty executed and delivered by Guarantor to LaSalle, as amended, modified or supplemented from time to time.

          "Hazardous Materials" shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation, any that are or become classified as hazardous or toxic under any Environmental Law).

          "Indebtedness" shall mean all obligations of each Borrower which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of each Borrower whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a lien on assets owned by each Borrower, whether or not such indebtedness actually shall have been created, assumed or incurred by such Borrower, whether or not such indebtedness of such Borrower resulting from the acquisition by such Borrower of any assets subject to any lien shall be deemed, for the purpose hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

          "Indemnified Party" shall have the meaning specified in paragraph 18 hereof.

          "Interest Coverage Ratio" shall mean, with respect to any period, the ratio of (i) EBITDA for such period, to (ii) interest expense as calculated in the determination of net income for such period of Borrowers on a consolidated basis for such period.

          "Interest Period" shall mean:

               (27) with respect to any initial request by the Borrowers for a LIBOR Loan, a one month, two month, three month or six month period commencing on the borrowing or conversion date with respect to a LIBOR Loan and ending one, two, three or six months thereafter, as applicable; and

               (28) thereafter with respect to any continuation of, or conversion to, a LIBOR Loan, at the option of the Borrowers, any one month, two month, three month or six month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as applicable;

provided that, the foregoing provisions relating to Interest Periods are subject
--------
to the following:


     1. if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would extend such payment into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

     2. any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month, at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

     3. for purposes of determining the availability of Interest Periods, such Interest Periods shall be deemed available if (x) the Bank quotes an applicable rate or LaSalle determines LIBOR, as provided in the definition of LIBOR, (y) the LIBOR determined by the Bank or LaSalle will adequately and fairly reflect the cost of maintaining or funding its loans bearing interest at LIBOR, for such Interest Period, and (z) such Interest Period will end on or before the last day of the then current term of this Agreement. If a requested Interest Period shall be unavailable in accordance with the foregoing sentence, Borrowers shall continue to pay interest on the Liabilities at the applicable per annum rate based upon the Prime Rate.

          "Investment Property" shall mean all of Borrowers' present and future investment property, including all certificated and uncertificated securities, securities entitlements, securities accounts, commodity accounts and commodity contracts.

          "Letter of Credit Obligations" shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to a Loan hereunder.

          "Letters of Credit" shall mean those documentary or stand-by letters of credit issued for a Borrower's account in accordance with the terms of paragraph 4 hereof.
-----------

          "Liabilities" shall mean any and all obligations, liabilities and indebtedness of either Borrower to LaSalle or to any parent, affiliate or subsidiary of LaSalle of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

          "Loan" or "Loans" shall mean any and all Revolving Loans made by LaSalle to Borrowers pursuant to paragraph 2 hereof and all other loans,
                                 -----------
advances and financial accommodations now or hereafter made by LaSalle to or on behalf of a Borrower hereunder.

          "LIBOR" shall mean, at any time of determination, and subject to availability, for each applicable Interest Period, a variable rate of interest equal to: (a) at LaSalle's election (i) the applicable LIBOR quoted to LaSalle by the Bank, or (ii) the rate of interest determined by LaSalle at which deposits in U.S. dollars are offered for the relevant Interest Period based on information presented on Telerate Systems at Page 3750 as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, provided that, if at least two such offered rates appear on the Telerate System at Page 3750 in respect of such Interest Period, the arithmetic mean of all such rates (as determined by LaSalle) will be the rate used; divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of Eurocurrency Reserve Requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.

          "LIBOR Lending Office" shall mean the office of the Bank, maintained at 135 South LaSalle Street, Chicago, IL 60603.

          "LIBOR Loan" shall mean any loans made pursuant to this Agreement which are made or maintained at a rate of interest based upon LIBOR, provided that (i) no Default or Event of Default has occurred hereunder, which has not been waived in writing by LaSalle, and (ii) no LIBOR Loan shall be made with an Interest Period that ends subsequent to the then current term of this Agreement.

          "Lock Box" and "Blocked Account" shall have the meanings specified in paragraph 10 hereof.
------------

          "Material Adverse Effect" shall mean with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of the business, property, assets, operations, condition (financial or otherwise) or prospects of Borrowers, on a consolidated basis.

          "Multiemployer Plan" shall mean a plan described in Section 4001(a)(3) of ERISA which covers employees of any Borrower or any ERISA Affiliate.

          "Note" shall mean the Revolving Note, as the same may be amended from time to time.

          "Obligor" shall mean each Borrower and each Person who is or shall become primarily or secondarily liable for any of the Liabilities; provided,
                                                                   --------
however, that such term shall not include any Account Debtor.
-------

          "Other Agreements" shall mean all agreements, instruments and documents including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of any Borrower or any other Person and delivered to LaSalle or to any parent, affiliate or subsidiary of LaSalle in connection with the Liabilities or the transactions contemplated hereby.

          "Parent" shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding voting stock or other similar ownership interest of any Borrower or any Subsidiary.

          "Permitted Liens" shall mean (i) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder, (ii) liens or security interests in favor of LaSalle, (iii) zoning restrictions and easements, rights of way, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a Material Adverse Effect on Borrowers' ability to use such real property for its intended purpose in connection with Borrowers' business, (iv) liens securing the payment of taxes or other governmental charges not yet delinquent or being contested in good faith and by appropriate proceedings, (v) liens incurred or deposits made in the ordinary course of Borrowers' business in connection with capitalized leases or purchase money security interests for purchase of, and applying only to, Equipment included in the permitted borrowings under paragraph 13(q) or permitted as
                                           ---------------
Capital Expenditures under paragraph 14(n), the documents relating to such liens
                           ---------------
to be in form and substance reasonably acceptable to LaSalle, (vi) liens securing indebtedness owing by any Subsidiary to any Borrower to the extent such indebtedness is permitted under paragraph 14(q), or to any other Subsidiary of
                                ---------------
any Borrower, (vii) deposits to secure performance of bids, trade contracts, leases and statutory obligations (to the extent not excepted elsewhere herein);
(viii) liens specifically permitted by LaSalle in writing as set forth on
Schedule 1(a) attached hereto; (ix) any lien arising out of the refinancing,
-------------
extension, renewal or refunding of any indebtedness secured by any lien permitted by any of the foregoing subparagraphs (i) through (viii) inclusive;
                                  --------------------------------
provided, that (a) such indebtedness is not secured by any additional assets,
--------
and (b) the amount of such indebtedness is not increased, (x) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation, (xi) rights of setoff, banker's lien and other similar rights arising solely by operation of law and (xii) judgment liens that shall not have been in existence for a period longer than thirty (30) days after the creation thereof or, if a stay or execution shall have been obtained, for a period longer than thirty (30) days after the expiration of such stay; and
(xiii) liens securing indebtedness (other than indebtedness permitted pursuant to Section 13(i)) of the Borrowers in an amount not to exceed $250,000).
   --------------

          "Person" shall mean any individual, sole proprietorship, partnership, limited liability company venture, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

          "Prime Rate" shall mean the publicly announced prime rate of Bank in effect from time to time. The Prime Rate is not intended to be the lowest or most favorable rate of Bank in effect at any time.

          "Prime Rate Loans" shall mean any loans or advances made pursuant to this Agreement made or maintained at a rate of interest based upon the Prime Rate.

          "Revolving Loans" shall have the meaning specified in paragraph 2
                                                                -----------
hereof.

          "Revolving Loan Commitment" shall mean the sum of $15,000,000.

          "Revolving Note" shall mean the promissory note in the original principal amount of $15,000,000, executed by Borrowers to the order of LaSalle, dated as of the Closing Date.

          "Subordinated Creditor" shall mean collectively Brian Fargo, and his successors and assigns, and Microsoft Corporation, and its successors and assigns.

          "Subordinated Debt Documents" shall mean all documents evidencing debt from Borrowers or any one of them to Subordinate Creditor or any one of them as they may be amended, modified or supplemented from time to time.

          "Subordination Agreement" shall mean that certain Subordination Agreement and Intercreditor Agreement dated as of the Closing Date between LaSalle and Subordinated Creditor pursuant to which the indebtedness evidenced by the Subordinated Debt Documents is subordinated to the Liabilities and the liens in favor of LaSalle, which agreement shall be in form and substance acceptable to LaSalle.

          "Subsidiary" shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by any Borrower or by any partnership or joint venture of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by any Borrower.

          "Tangible Net Worth" shall mean with respect to any applicable fiscal period, the following for Borrowers, each calculated on a consolidated basis, for such period: shareholders' equity (including retained earnings), less the book value of all intangible assets and less prepaid expenses, reasonably determined by LaSalle on a consistent basis, plus the amount of any debt subordinated to LaSalle on terms and conditions acceptable to LaSalle in its sole judgment.

          "Term" shall have the meaning specified in paragraph 12 hereof.
                                                     ------------

          "Total Credit Facility" shall mean the sum of $15,000,000.

          (2)  Accounting Terms and Definitions. Unless otherwise defined or
               --------------------------------
specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the financial statements delivered by Borrowers to LaSalle on or before the Closing Date. All accounting determinations for purposes of determining compliance with the financial covenants contained in paragraph 14(n) shall be
                                                     ---------------
made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited financial statements delivered to LaSalle by Borrowers on or before the Closing Date. The financial statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the audited financial statements delivered to LaSalle by Borrowers on or before the Closing Date, the certificates required to be delivered pursuant hereto demonstrating compliance with the covenants contained herein shall include, at the election of Borrowers or upon the request of LaSalle, calculations setting forth the adjustments necessary to demonstrate how Borrowers are in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.

          (3) (i) The liability of each Borrower for all amounts due to LaSalle under Agreement shall be joint and several regardless of which Borrower actually receives any extensions of credit hereunder or on its books and records. Each Borrower's Liabilities with respect to the Loans made to it and related fees, costs and expenses, and each Borrower's obligations arising as a result of the joint and several liability of each Borrower hereunder, together with the related fees, costs and expenses, shall be separate and distinct obligations, all of which are primary obligations of each Borrower.

          Each Borrower's Liabilities arising as a result of the joint and several liability of the Borrowers hereunder with respect to extensions of credit made to the other Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of the Liabilities of the other Borrower or of any promissory note or other documents evidencing all or any part of the Liabilities from the other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (ii) the waiver, consent, extension, forbearance or granting of any indulgence by LaSalle with respect to any provision of any instrument evidencing the Liabilities of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower, and delivered to LaSalle, (iii) the failure by LaSalle to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the

Liabilities of the other Borrower, (iv) LaSalle's election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (v) any borrowing or granting of a security interest by the other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vi) the disallowance of all or any portion of LaSalle's claim(s) for repayment of the Liabilities of the other Borrower under Section 502 of the Bankruptcy Code, or (vii) any other circumstance which might constitute a legal or equitable discharge or defense of a guarantor or the other Borrower. With respect to each Borrower's Liabilities arising as a result of the joint and several liability of each Borrower hereunder with respect to loans or other extensions of credit made to the other Borrower hereunder, such Borrower waives, until the Liabilities shall have been indefeasibly paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which LaSalle now has or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Liabilities, and any benefit of, and any right to participate in, any security or collateral given to LaSalle, whether any such right arises by way of suretyship or otherwise. Each Borrower hereby further waives, to the fullest extent permitted by law, all suretyship or similar defense in respect of LaSalle and the transactions contemplated herein.

          Upon any Event of Default, LaSalle may, at its sole election, proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Liabilities, without first proceeding against any other Borrower or any other person, against any security or collateral for the Liabilities. Each Borrower consents and agrees that LaSalle shall not be under any obligation to marshal any assets in favor of such Borrower or against or in payment of any or all of the Liabilities.

               (1) In order to utilize the borrowing powers of the Borrowers in the most efficient and economical manner, and in order to facilitate the handling of the accounts of the Borrowers on LaSalle's books, the Borrowers have requested, and LaSalle has agreed to handle accounts of the Borrowers on LaSalle's books on a combined basis, all in accordance with the following provisions: (i) in lieu of maintaining separate accounts on LaSalle's books in the name of each of the Borrowers, LaSalle shall maintain one account under the name: Interplay Entertainment Corp. (herein the "Collective Account"). Confirmatory assignments of Accounts will continue to be made to LaSalle by each of the Borrowers. Loans and advances made by LaSalle to any of the Borrowers will be charged to the Collective Account indicated above, along with any charges and expenses under this Agreement. The Collective Account will be credited, with all amounts received by LaSalle from any of the Borrowers or from others for their account including all amounts received by LaSalle in payment of Accounts assigned to LaSalle as provided in this Agreement; (ii) each month LaSalle will render to the Borrowers one extract of the combined Collective Account, which shall be deemed to be an account stated as to each of the Borrowers and which will be deemed correct and accepted by all of the Borrowers unless LaSalle receives a written statement of exceptions from them within thirty (30) days after such extract has been rendered by LaSalle. It is expressly understood and agreed by each of the Borrowers that LaSalle shall have no obligation to account separately to any of the Borrowers; (iii) requests for loans and advances may be made by Interplay Entertainment Corp. ("IEC") as agent for the Borrowers and LaSalle is hereby authorized and directed to accept, honor and rely on such instructions and requests, subject to the limitation and provisions set forth in this Agreement. It is expressly understood and agreed by each of the

Borrowers that LaSalle shall have no responsibility to inquire into the correctness of the apportionment, allocation, or disposition of (x) any loans and advances made to any of the Borrowers or (y) any of LaSalle's expenses and charges relating thereto. All loans and advances are made for the Collective Account; (iv) the Borrowers jointly and severally unconditionally guarantee to LaSalle the prompt payment in full of (A) all loans and advances made and to be made by LaSalle to any of them under this Agreement, as well as (B) all other Liabilities of the Borrowers to LaSalle and hereby expressly confirm in all respects the guaranties executed by each of the Borrowers in LaSalle's favor as more fully set forth therein; (v) all Accounts assigned to LaSalle by any of the Borrowers and any other collateral security now or hereafter given to LaSalle by any of the Borrowers (be it Accounts or otherwise), shall secure all loans and advances made by LaSalle to any of the Borrowers, and shall be deemed to be pledged to LaSalle as security for any and all other Liabilities of the Borrowers to LaSalle as set forth under this Agreement, the guaranties, or any other agreements between LaSalle and any of the Borrowers; (vi) It is understood that the handling of the accounts of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers and at their request, and that LaSalle shall incur no liability to the Borrowers as a result hereof. To induce LaSalle to do so, and in consideration thereof, each of the Borrowers hereby agrees to indemnify LaSalle and hold LaSalle harmless against any and all liability, expense, loss or claim of damage or injury, made against LaSalle by any of the Borrowers or by any third party whosoever, arising from or incurred solely by reason of (1) the method of handling the accounts of the Borrowers as herein provided, (2) LaSalle relying on any instructions of any of the Borrowers, or (3) any other action taken by LaSalle in accordance with this subparagraph of this Agreement. The foregoing request was made because the Borrowers are engaged in an integrated operation that requires financing on a basis permitting the availability of credit from time to time to each of the Borrowers as required for the continued successful operation of each of the Borrowers. Each of the Borrowers expects to derive benefit, directly or indirectly, from such availability since the successful operation of each of the Borrowers is dependent on the continued successful performance of the functions of the integrated group. In addition, the Companies have informed LaSalle that:

          (1) IEC, in order to increase the efficiency and productivity of the other Borrower, has centralized in itself a cash management system which entails, in part, central disbursement and operating accounts in which it provides the working capital needs of the other Borrower and manages and timely pays the accounts payable of the other Borrower;

          (2) IEC is further enhancing the operating efficiencies of the other Borrower by purchasing, or causing to be purchased, in its name for its account all materials, supplies, inventory and services required by the other Borrower which will result in reducing the operating costs of the other Borrower; and

          (3) Since each of the Borrowers is now engaged in an integrated operation that requires financing on an integrated basis and since each Borrower expects to benefit from the continued successful performance of such integrated operations and in order to best utilize the borrowing powers of each Borrower in the most effective and cost efficient manner and to avoid adverse effects on the operating efficiencies of each

          Borrower and the existing back-office practices of the Borrowers, each Borrower has requested that all Revolving Loans and advances be disbursed solely upon the request of IEC and to bank accounts managed solely by IEC and that IEC will manage for the benefit of each Borrower the expenditure and usage of such funds.

     2.   REVOLVING LOANS

          Subject to the terms and conditions of this Agreement and the Other Agreements, during the Term, absent the existence of an Event of Default:

          (1) LaSalle shall make such revolving loans and advances (the "Revolving Loans") to Borrowers as Borrowers shall from time to time request, in accordance with the terms of paragraph 2(b) hereof. The aggregate unpaid principal amount of all Revolving Loans outstanding at any one time made to Borrowers shall not exceed the lesser of (i) the Borrowing Base or (ii) the Revolving Loan Commitment. All Revolving Loans shall be repaid in full upon the earlier to occur of (A) the end of the Term, if either LaSalle or Borrowers elects to terminate this Agreement as of the end of any such term and (B) the acceleration of the Liabilities pursuant to paragraph 17 of this Agreement. If at any time the outstanding principal balance of the Revolving Loans made to Borrowers exceeds (i) the Borrowing Base or (ii) the Revolving Loan Commitment, in each case less the outstanding Letter of Credit Obligations, Borrowers shall immediately, and without the necessity of a demand by LaSalle, pay to LaSalle such amount as may be necessary to eliminate such excess, and LaSalle shall apply such payment against the outstanding principal balance of the Revolving Loans. In addition, if at any time the sum of (A) the outstanding principal balance of the Loans and (B) the outstanding Letter of Credit Obligations exceeds the Total Credit Facility, Borrowers shall immediately and without the necessity of a demand by LaSalle pay to LaSalle such amount as may be necessary to eliminate such excess, and LaSalle shall apply such payment against the outstanding principal balance of the Loans in such order as LaSalle shall determine in its sole discretion. Borrowers hereby authorize LaSalle to charge any of Borrowers' accounts to make any payments of principal or interest required by this Agreement. All Revolving Loans shall, in LaSalle's sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to LaSalle. However, if such Revolving Loans are not so evidenced, such Revolving Loans may be evidenced solely by entries upon the books and records maintained by LaSalle.

          (2) LaSalle shall make Revolving Loans to Borrowers up to the lesser of the following amounts, the amount calculated pursuant to subparagraph (i)
                                                            ----------------
below being the "Borrowing Base":

               (1) an amount equal to the sum of: (A) up to sixty-five percent (65%) of the face amount of Eligible Accounts plus, (B) the lesser of (x) up to
                                              ----
sixty-five percent (65%) of the value of Eligible Inventory, calculated on the basis of the lower of cost or market value on a first-in, first-out basis, and
(y) Three Million Dollars ($3,000,000), in each case, less such reasonable reserves as LaSalle elects to establish from time to time in the exercise of its sole discretion minus the outstanding amount of all Letter of Credit Obligations; or
             --

               (2)  the Revolving Loan Commitment, minus the outstanding amount
                                                   -----
of all Letter of Credit Obligations.


               (3)  Discretionary Rights. The percentages set forth above may be
                    --------------------
increased or decreased by Lender and reserves may be imposed by Lender at any time and from time to time if in its sole discretion, Lender determines that a diminution or dilution in the value of the Accounts or Inventory has occurred or is imminent. Each Borrower acknowledges that decreasing the percentages set forth above or imposing reserves may limit or restrict Loans requested by Borrowers.

     3.   INTENTIONALLY DELETED.

     4.   LETTERS OF CREDIT.

          Subject to the terms and conditions of this Agreement, and the Other Agreements, during the Term LaSalle shall, absent the existence of an Event of Default, from time to time cause the issuance of and co-sign for, upon Borrowers' request, Letters of Credit; provided, that the standby Letters of
                                       --------
Credit shall be in form and substance acceptable to LaSalle in its sole discretion and that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed Three Million Dollars ($3,000,000); and provided
                                                                       --------
further, that no Letter of Credit shall have an expiry date (i) more than 180
-------
days from the date of issuance or (ii) beyond five (5) days prior to the expiration of the Term. Borrowers' reimbursement obligation in respect of the Letters of Credit shall automatically reduce, dollar for dollar, the amount which Borrowers may borrow based upon the Revolving Loan Commitment and the Borrowing Base. Any payment made by LaSalle to any Person on account of any Letter of Credit shall constitute a Revolving Loan hereunder. At no time shall the aggregate sum of direct Revolving Loans by LaSalle to Borrowers plus the contingent liability of LaSalle under the outstanding Letters of Credit be in excess of the Revolving Loan Commitment or the Borrowing Base.

     5.   INTEREST, FEES AND CHARGES.

          (1)  Rates of Interest. Interest accrued on all Loans shall be due on
               -----------------
the earliest of: (i) the first day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month; (ii) the occurrence of an Event of Default in consequence of which LaSalle elects to accelerate the maturity and payment of the Liabilities; or (iii) termination of this Agreement pursuant to paragraph 12 hereof. At Borrowers' election, interest
                           ------------
shall accrue on: the principal amount of the Revolving Loans made to Borrower outstanding at the end of each day at (i) a fluctuating rate per annum equal to the Prime Rate, or (ii) at a rate per annum equal to two and one-half percent (2.5%) above LIBOR determined for each Interest Period. The rate of interest payable on Prime Rate Loans shall increase or decrease by an amount equal to any increase or decrease in the Prime Rate, effective as of the opening of business on the day that any such change in the Prime Rate occurs. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest on demand at a rate per annum equal to the rate of interest then in effect plus two percent (2%).

          (2)  Computation of Interest and Fees. Interest and collection charges
               --------------------------------
hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year consisting of three hundred and sixty (360) days. For the purpose of computing interest hereunder, all items of payment received by LaSalle shall be deemed applied by LaSalle on account of the Liabilities (subject to final payment of such items) on the first Business Day after receipt by LaSalle of good funds in LaSalle's account located in Chicago, Illinois.

          (3)  Maximum Interest. It is the intent of the parties that the rate
               ----------------
of interest and the other charges to Borrowers under this Agreement shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which LaSalle may lawfully charge Borrowers, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrowers.

          (4)  Letter of Credit Fees. Borrowers shall remit to LaSalle a Letter
               ---------------------
of Credit fee equal to one percent (1%) per annum on the aggregate undrawn face amount of all outstanding Letters of Credit issued for the account of Borrowers, which fee shall be payable monthly in arrears on each day that interest is payable hereunder. Borrowers shall also pay on demand the normal and customary administrative charges for issuance, amendment, negotiation, renewal or extension of any Letter of Credit imposed by the bank issuing such Letter of Credit. Upon the occurrence and during the continuance of an Event of Default, all Letter of Credit fees shall be payable on demand at a rate equal to two percent (2%) per annum in excess of rate in existence in the absence of an Event of Default on the aggregate undrawn face amount thereof.

          (5)  Closing Fee. Borrowers shall pay to LaSalle a closing fee of One
               -----------
Hundred Twenty-Five Thousand Dollars ($125,000), which shall be fully earned and payable on the Closing Date. No additional closing fee shall be payable in the event the Revolving Loan Commitment is increased in an amount up to $25,000,000.

          (6)  Unused Line Fee. Borrowers shall pay to LaSalle a fee equal to
               ---------------
one quarter of one percent (.25%) per annum of the average monthly amount by which the Revolving Loan Commitment exceeds the sum of the outstanding principal balance of the Loans. The unused line fee shall be payable monthly in arrears on the first day of each month thereafter.

          (7)  Fixed, Examination Fees.  Intentionally deleted.
               -----------------------

          (8)  Collateral Management Fee. Borrowers shall pay to LaSalle, on
               -------------------------
the Closing Date and on each anniversary date of the Closing Date thereafter, a collateral management fee in the amount of $40,000 per annum, which sum shall be fully earned on the Closing Date and on each anniversary date thereof and shall be payable quarterly in arrears on the first day of each consecutive calendar quarter after the Closing Date. Such fee shall include the cost of LaSalle's field examinations of Borrower's books and records and the Collateral and such other matters as LaSalle shall deem appropriate in its reasonable commercial judgment. Borrowers hereby consent to four (4) field examinations in all Fiscal Years, provided that after and during the continuation of an Event of Default, there shall be no such limit and Borrowers shall be liable for the costs of all additional examinations.

          (9)  Success Fee. Borrowers shall pay to LaSalle the sum of $100,000
               -----------
at the earlier of: (i) termination of this Agreement for any reason whatsoever (unless LaSalle terminates this Agreement on or before April 30, 2002; or (ii) two (2) years from the Closing Date.

          (10) Capital Adequacy Charge. If LaSalle shall have determined that
               -----------------------
the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by LaSalle with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the Closing Date, does or shall have the effect of reducing the rate of return on LaSalle's capital as a consequence of its obligations hereunder to a level below that which LaSalle could have achieved but for such adoption, change or compliance (taking into consideration LaSalle's policies with respect to capital adequacy) by a material amount, then from time to time, after submission by LaSalle to Borrowers of a written demand therefor ("Capital Adequacy Demand") together with the certificate described below, Borrowers shall pay to LaSalle such additional amount or amounts ("Capital Adequacy Charge") as will compensate LaSalle for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of LaSalle claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to LaSalle, and the method by which such amount was determined. In determining such amount, LaSalle may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

          (11) Borrowers may request LIBOR Loans on the following terms and conditions:

               (1) Borrowers may elect, subsequent to the Closing Date and from time to time thereafter (i) to request any loan made hereunder to be a LIBOR Loan as of the date of such loan or (ii) to convert Prime Rate Loans to LIBOR Loans, and may elect from time to time to convert LIBOR Loans to Prime Rate Loans by giving LaSalle at least three (3) Business Days' prior irrevocable notice of such election, provided that any such conversion of LIBOR Loans to
                         --------
Prime Rate Loans shall only be made, subject to the second following sentence, on the last day of an Interest Period with respect thereto. Should Borrowers elect to convert Prime Rate Loans to LIBOR Loans, they shall give LaSalle at least four (4) Business Days' prior irrevocable notice of such election. If the last day of an Interest Period with respect to a loan that is to be converted is not a Business Day, then such conversion shall be made on the next succeeding Business Day, and during the period from such last day of an Interest Period to such succeeding Business Day, such loan shall bear interest as if it were a Prime Rate Loan. All or any part of outstanding Prime Rate Loans then outstanding may be converted to LIBOR Loans as provided herein, provided that partial conversions shall be in multiples of $100,000 in an aggregate principal amount of $1,000,000 or more.

               (2) Any LIBOR Loans may be continued as such upon the expiration of an Interest Period, provided Borrowers so notify LaSalle, at least three (3) Business Days' prior to the expiration of said Interest Period, and provided further that no LIBOR Loan may be continued as such upon the occurrence of any Default or Event of Default under this Agreement, but shall be automatically converted to a Prime Rate Loan on the last day of the Interest Period during which occurred such Default or Event of Default. Absent such notification, LIBOR Rate Loans shall convert to Prime Rate Loans on the last day of the applicable Interest Period. Each notice of election, conversion or continuation furnished by Borrowers pursuant hereto shall specify whether such election, conversion or continuation is for a one, two, or three month period. Notwithstanding anything to the contrary contained herein, LaSalle (or any participant, if applicable) shall not be required to purchase United States Dollar deposits in the London interbank market or from any other applicable LIBOR Rate market or source or otherwise "match fund" to fund LIBOR Rate Loans, but any and all provisions hereof relating to LIBOR Rate Loans shall be deemed to apply as if LaSalle (and any participant, if applicable) had purchased such deposits to fund any LIBOR Rate Loans.

               (3) Borrowers may request a LIBOR Loan, convert any Prime Rate Loan or continue any LIBOR Loan provided there is then no Default or Event of Default in effect.

          (12) (i) If all or a portion of the outstanding principal amount of the Liabilities shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such outstanding amount, to the extent it is a LIBOR Loan, shall be converted to a Prime Rate Loan at the end of the last Interest Period therefor.

               (1) Borrowers may not have more than three (3) LIBOR Loans outstanding at any given time.

          (13) In the event that LaSalle (or any financial institution which may become a participant hereunder) shall have determined in the exercise of its reasonable business judgement (which determination shall be conclusive and binding upon Borrower) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable for any Interest Period with respect to: (a) a proposed loan that Borrowers have requested be made as a LIBOR Loan; (b) a LIBOR Loan that will result from the requested conversion of a Prime Rate Loan into a LIBOR Loan; or
(c) the continuation of LIBOR Loans beyond the expiration of the then current Interest Period with respect thereto, LaSalle shall forthwith give written notice of such determination to Borrowers at least one day prior to, as the case may be, the requested borrowing date for such LIBOR Loan, the conversion date of such Prime Rate Loan or the last day of such Interest Period. If such notice is given (i) any requested LIBOR Loan shall be made as a Prime Rate Loan, (ii) any Prime Rate Loan that was to have been converted to a LIBOR Loan shall be continued as a Prime Rate Loan, and (iii) any outstanding LIBOR Loan shall be converted, on the last day of then current Interest Period with respect thereto, to a Prime Rate Loan. Until such notice has been withdrawn by LaSalle, no further LIBOR Loan shall be made nor shall Borrowers have the right to convert a Prime Rate Loan to a LIBOR Loan.

          (14) If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.

          (15) Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for LaSalle to make or maintain LIBOR Loans as contemplated herein, the then outstanding LIBOR Loans, if any, shall be converted automatically to Prime Rate Loans as of the end of such month, or within such earlier period as required by law. Borrowers hereby agree promptly to pay LaSalle, upon demand, any additional amounts necessary to compensate LaSalle for any costs incurred by LaSalle in making any conversion in accordance with this subsection including, but not limited to, any interest or fees payable by LaSalle to lenders of funds obtained by LaSalle in order to make or maintain LIBOR Loans hereunder.

          (16) Borrowers agree to indemnify and to hold LaSalle (including any participant) harmless from any loss or expense which LaSalle or such participant may sustain or incur as a consequence of: (a) Default by Borrowers in payment of the principal amount of or interest on any LIBOR Loans, as and when the same shall be due and payable in accordance with the terms of this Agreement, including, but not limited to, any such loss or expense arising from interest or fees payable by LaSalle or such participant to lenders of funds obtained by it in order to maintain the LIBOR Loans hereunder; (b) default by Borrowers in making a borrowing or conversion after Borrowers have given a notice in accordance with subsection (k) above; (c) any prepayment of LIBOR Loans on a day which is not the last day of the Interest Period applicable thereto, including, without limitation, prepayments arising as a result of the application of the proceeds of Collateral to the Revolving Loans; and (d) default by Borrowers in making any prepayment after Borrowers have given notice to LaSalle thereof. The determination by LaSalle of the amount of any such loss or expense, when set forth in a written notice to Borrowers, containing LaSalle's calculations thereof in reasonable detail, shall be conclusive on Borrowers in the absence of manifest error. Calculation of all amounts payable under this paragraph with regard to LIBOR Loans shall be made as though LaSalle had actually funded the LIBOR Loans through the purchase of deposits in the relevant market and currency, as the case may be, bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant interest period; provided, however, that
                                                     --------  -------
LaSalle may fund each of the LIBOR Loans in any manner LaSalle sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this paragraph. In addition, notwithstanding anything to the contrary contained herein, LaSalle shall apply all proceeds of Collateral and all other amounts received by it from or on behalf of Borrowers (i) initially to the Prime Rate Loans and (ii) subsequently to LIBOR Loans; provided, however, (x) upon the
                                            --------  -------
occurrence of an Event of Default or (y) in the event the aggregate amount of outstanding LIBOR Rate Loans exceeds Availability or the applicable maximum levels set forth therefor, LaSalle may apply all such amounts received by it to the payment of Liabilities in such manner and in such order as LaSalle may elect in its reasonable business judgment. In the event that any such amounts are applied to Revolving Loans which are LIBOR Loans, such application shall be treated as a prepayment of such loans and LaSalle shall be entitled to indemnification hereunder. This covenant shall survive termination of this Agreement and payment of the outstanding Liabilities.

          (17) Notwithstanding anything to the contrary in this Agreement, in the event that, by reason of any Regulatory Change (for purposes hereof "Regulatory Change" shall mean, with respect to LaSalle, any change after the date of this Agreement, in United States federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including LaSalle of or under any United States federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), LaSalle either (a) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of LaSalle which includes LIBOR Loans, or (b) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which it may hold, then, if LaSalle so elects by notice to Borrowers, the obligation of LaSalle to make or continue, or to convert Prime Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

     6.   LOAN ADMINISTRATION.

          (1)  Loan Requests. A request for a Revolving Loan shall be made or
               -------------
shall be deemed to be made, each in the following manner: (i) a Borrower shall give LaSalle same day notice, no later than 11:30 A.M. (Chicago time) of such day, of its intention to borrow a Revolving Loan, in which notice such Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there
      --------  -------
exists a Default or an Event of Default; and (ii) the coming due of any amount required to be paid under this Agreement or any Note, whether on account of interest or for any other Liability, shall be deemed irrevocably to be a request for a Revolving Loan on the due date thereof in the amount required to pay such interest or other Liability. As an accommodation to Borrowers, LaSalle may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to LaSalle by Borrowers. Unless Borrowers specifically direct LaSalle in writing not to accept or act upon telephonic or electronic communications from Borrowers, LaSalle shall have no liability to Borrowers for any loss or damage suffered by Borrowers as a result of LaSalle's good faith honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to LaSalle by Borrowers or any one of them and LaSalle shall have no duty to verify the origin of any such communication or the authority of the Person sending it. Each notice of borrowing shall be irrevocable by and binding on Borrowers.

          (2)  Disbursement. Borrowers hereby irrevocably authorize LaSalle to
               ------------
disburse the proceeds of each Revolving Loan requested by any Borrower, or deemed to be requested by any Borrower, as follows: (i) the proceeds of each Revolving Loan requested under paragraph 6(a)(i) shall be disbursed by LaSalle in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrowers, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrowers and LaSalle from time to time, or elsewhere if pursuant to a written direction from any Borrower; and (ii) the proceeds of each Revolving Loan requested under paragraph 6(a)(ii) shall be disbursed by LaSalle by way of
                ------------------
direct payment of the relevant interest or other Liability.

          (3)  Mandatory Prepayments for Sale, Damage, Destruction, etc. If any
               ---------------------------------------------------------
Borrower sells any Equipment for $50,000 or more, or if any material portion of the Collateral is damaged, destroyed or taken by condemnation, Borrowers shall pay to Lender, unless otherwise specifically provided herein or otherwise agreed to by Lender, as and when received by any Borrower and as a mandatory prepayment of the Loans, to be applied first against the Revolving Loans, subject to Borrowers' ability to reborrow Revolving Loans in accordance with the terms hereof (or, at Lender's option, such of the other Liabilities of Borrower as Lender may elect), a sum equal to the proceeds received by any Borrower from (i) such sale or (ii) such damage, destruction or condemnation.

     7.   GRANT OF SECURITY INTEREST TO LASALLE.

          As security for the payment of all Loans now or in the future made by LaSalle to Borrowers hereunder and for the payment or other satisfaction of all other Liabilities, each of the Borrowers hereby assigns to LaSalle and grants to LaSalle a continuing security interest in the following property of Borrowers, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by any Borrower has given rise to Accounts and have been returned to or repossessed or stopped in transit by any Borrower; (b) all Chattel Paper, Investment Property, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, tradenames, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, security interests, security deposits and any rights to indemnification); (c) all Inventory; (d) all Goods (other than Inventory) including, without limitation, Equipment, vehicles and fixtures; (e) all deposits and cash and any other property of each Borrower now or hereafter in the possession, custody or control of LaSalle or any agent or any parent, affiliate or subsidiary of LaSalle or any participant with LaSalle in the Loans for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); and (f) all additions and accessions to, substitutions for, and replacements, products and proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of Borrowers' books and records relating to any of the foregoing and to Borrowers' business.

     8.   PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS
          THEREIN.

          Each Borrower shall, at LaSalle's request, at any time and from time to time, execute and deliver to LaSalle such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed reasonably necessary or desirable by LaSalle) and do such other acts and things as LaSalle may reasonably deem necessary or desirable in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of LaSalle (free and clear of all other liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Each Borrower irrevocably hereby makes, constitutes and appoints LaSalle (and all Persons designated by LaSalle for that purpose) as Borrower's true and lawful attorney and agent-in-fact to execute such financing statements, documents and other agreements and instruments and do such other reasonable acts and things as may be necessary to preserve and perfect LaSalle's security interest in the Collateral. Each Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

     9.   POSSESSION OF COLLATERAL AND RELATED MATTERS.

          Until an Event of Default has occurred, each Borrower shall have the right, except as otherwise provided in this Agreement, in the ordinary course of each Borrower's business, to (a) sell, lease or furnish under contracts of service any of each Borrower's Inventory normally held by each Borrower for any such purpose, and (b) use and consume any raw materials, work in process or other materials normally held by each Borrower for such purpose; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by any Borrower.

     10.  COLLECTIONS.

          (1) Each Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box ("Lock Box") with a financial institution reasonably acceptable to, and in the name and under exclusive control of, LaSalle. Each Borrower shall establish an account ("Blocked Account") in LaSalle's name for the benefit of such Borrower with a financial institution reasonably acceptable to LaSalle, into which all payments received in the Lock Box shall be deposited, and into which each Borrower will immediately deposit all payments made for Inventory or services sold or rendered by each Borrower and received by each Borrower in the identical form in which such payments were made, whether by cash or check. If any Borrower, any Affiliate or Subsidiary of Borrower, or any shareholder, officer, director, employee or agent of any Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with any Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral, each Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, LaSalle and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Blocked Account. Each financial institution with which a Lock Box and Blocked Account are established shall acknowledge and agree, in a manner reasonably satisfactory to LaSalle, that the amounts on deposit in such Lock Box and Blocked Account are the sole and exclusive property of LaSalle, that such financial institution has no right to setoff against such Lock Box or Blocked Account or against any other account maintained by such financial institution into which the contents of such Blocked Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds in a manner reasonably satisfactory to LaSalle, funds deposited in the Blocked Account on a daily basis as such funds are collected. Each Borrower agrees that all payments made to the Blocked Account established by Borrowers or otherwise received by LaSalle, whether in respect of the Accounts of Borrowers or as proceeds of other Collateral of Borrowers or otherwise, will be applied on account of the Liabilities of Borrowers in accordance with the terms of this Agreement. Each Borrower agrees to pay all fees, costs and expenses which any Borrower incurs in connection with opening and maintaining a Lock Box and Blocked Account. All of such fees, costs and expenses which remain unpaid by Borrowers pursuant to any Lock Box or Blocked Account Agreement with any Borrower, to the extent same shall have been paid by LaSalle hereunder, shall constitute Revolving Loans hereunder, shall be payable to LaSalle by Borrowers upon demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder. All checks, drafts, instruments and other items of payment or proceeds of Collateral delivered to LaSalle in kind shall be endorsed by any Borrower to LaSalle, and, if that endorsement of any such item shall not be made for any reason, LaSalle is hereby irrevocably authorized to endorse the same on each Borrower's behalf. For the purpose of this paragraph, each Borrower irrevocably hereby makes, constitutes and appoints LaSalle (and all Persons designated by LaSalle for that purpose) as each Borrower's true and lawful attorney and agent-in-fact (i) to endorse each Borrower's name upon said items of payment and/or proceeds of Collateral of any Borrower and upon any Chattel Paper, document, instrument, invoice or similar document or agreement relating to any Account of any Borrower or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; (iii) to have access to any lock box or postal box into which any of Borrower's mail is deposited; and (iv) open and process all mail addressed to any Borrower and deposited therein; provided, however, that
                                                      --------  -------
LaSalle shall not exercise any such powers described in subparagraphs (i), (ii)
                                                        -----------------------
(except for routine Lock Box payments/proceeds) and (iv) unless and until an Event of Default has occurred and is continuing.

          (2) LaSalle may, at any time and from time to time after the occurrence of and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of Borrower's Accounts or contract rights by suit or otherwise; (ii) exercise all of any Borrower's rights and remedies with respect to proceedings brought to collect any Accounts; (iii) surrender, release or exchange all or any part of any Accounts of any Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;
(iv) sell or assign any Account of any Borrower upon such terms, for such amount and at such time or times as LaSalle deems advisable; (v) prepare, file and sign each Borrower's name on any proof of claim in bankruptcy or other similar document against any Account Debtor indebted on an Account of any Borrower; and
(vi) do all other acts and things which are necessary, in LaSalle's sole discretion, to fulfill any Borrower's obligations under this Agreement and to allow LaSalle to collect the Accounts. In addition to any other provision hereof, LaSalle may at any time on or after the occurrence of and during the continuance of an Event of Default, at Borrowers' expense, notify any parties obligated on any of the Accounts of any Borrower to make payment directly to LaSalle of any amounts due or to become due thereunder.

          (3) For the purpose of determining Borrowers' Borrowing Base hereunder, LaSalle shall, upon receipt by LaSalle at its office in Chicago, Illinois, of cash or other immediately available funds from collections of items of payment and proceeds of any Collateral, apply the whole or any part of such collections or proceeds against the Liabilities in such order as LaSalle shall determine in its sole discretion.

          (4) In its sole credit judgment, without waiving or releasing any obligation, liability or duty of Borrowers under this Agreement or the Other Agreements or any Event of Default, at any time or times hereafter, LaSalle may (but shall not be obligated to) pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by LaSalle in respect thereof and all costs, fees and expenses (including, without limitation, reasonable attorney fees for both inside and outside counsel, all court costs and all other charges relating thereto) incurred by LaSalle shall constitute Revolving Loans, payable by Borrowers to LaSalle on demand and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder.

          (5) Immediately upon any Borrower's receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document including, without limitation, any Chattel Paper, each Borrower shall deliver the original thereof to LaSalle together with an appropriate endorsement or other specific evidence of assignment thereof to LaSalle (in form and substance acceptable to LaSalle). If an endorsement or assignment of any such items shall not be made for any reason, LaSalle is hereby irrevocably authorized, as each Borrower's attorney and agent-in-fact, to endorse or assign the same on each Borrower's behalf.

     11.  SCHEDULES AND REPORTS.

          Each Borrower shall furnish or cause to be furnished to LaSalle the following:

          (1)  Daily Reports. Borrowers shall provide LaSalle with a written
               -------------
report each day hereafter, reflecting the activity of Borrowers with respect to sales, collections of Accounts and credits issued by Borrowers for the immediately preceding day. Such report shall be in a form and with such specificity as is satisfactory to LaSalle and shall contain such additional information as LaSalle may reasonably require concerning Accounts and Inventory included, described or referred to in such daily report and any other documents in connection therewith requested by LaSalle, including without limitation but only if specifically requested by LaSalle, copies of all invoices prepared in connection with such Accounts.

          (2)  Monthly Financial Statements.  Intentionally deleted.
               ----------------------------

          (3)  Monthly Reports. In addition to any other reports, as soon as
               ---------------
practicable and in any event: (i) within fifteen (15) days after the end of each month, (a) a detailed trial balance of each Borrower's Accounts aged per invoice date, in form and substance reasonably satisfactory to LaSalle including, without limitation, the names and addresses of all Account Debtors of each Borrower, (b) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as LaSalle may require in its sole discretion), including a listing of any held checks; and (2) within fifteen
(15) days after the end of each month, the general ledger inventory account balance, a perpetual inventory report and LaSalle's standard form of Inventory report then in effect or the form most recently requested from each Borrower by LaSalle, for each Borrower by each category of Inventory, together with a description of the monthly change in each category of Inventory; and (c) a "flash" report of each of the Borrower's revenues and profit margins in form and substance reasonably satisfactory to LaSalle, substantially in the form of Exhibit C annexed hereto.
---------

          (4)  Quarterly Financial Statements. As soon as practicable and in any
               ------------------------------
event within forty-five (45) days following the end of each calendar quarter:
(1) consolidated statements of income and statements of cash flow of Borrowers for each such quarter and for the period from beginning of the then current Fiscal Year of Borrowers to the end of such quarter, (2) consolidated balance sheets of Borrowers as of the end of such quarter, and (3) with respect to such statements of income and balance sheets, in comparative form, figures for the corresponding periods in the preceding Fiscal Year of Borrowers, all in reasonable detail and certified by the chief financial officer of Borrowers that such statements fairly present the financial condition of Borrowers in accordance with GAAP, subject to changes resulting from normal year-end adjustments, including computations of each Borrowers/ compliance with the covenants set forth in this Agreement.

          (5)  Annual Financial Statements. As soon as practicable and in any
               ---------------------------
event within ninety (90) days after the end of each Fiscal Year of Borrowers:
(a) consolidated statements of income of Borrowers for such Fiscal Year, and a consolidated balance sheet of Borrowers as of the end of such Fiscal Year, and
(2) consolidated statements of cash flow of Borrowers for such Fiscal Year, such statements to be presented in accordance with GAAP and certified by independent certified public accountants of recognized national standing selected by Borrowers and satisfactory to LaSalle, whose opinion shall be unqualified, in form and substance reasonably satisfactory to LaSalle. Commencing with the Fiscal Year ending on December 31, 2001, such financial statements shall set forth in comparative form, corresponding figures for the period covered by the preceding annual audit and as of the end of the preceding Fiscal Year of Borrowers.

          (6)  Annual Projections. As soon as practicable and in any event at
               ------------------
least thirty (30) days prior to the beginning of each Fiscal Year of each Borrower, projected balance sheets, statements of income and cash flow for each Borrower, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by LaSalle.

          (7)  Accountant's Reports. As soon as practicable and in any event
               --------------------
within ten (10) days of delivery to Borrowers, a copy of any letter issued by Borrowers' independent public accountants or other management consultants with respect to each Borrower's financial or accounting systems or controls, including all so-called `management letters".

          (8)  Explanation of Budgets and Projections. In conjunction with the
               --------------------------------------
delivery of the annual presentation of projections or budgets referred to in paragraph 11(e) above, a letter signed by the President or a Vice President of
---------------
each Borrower and by the Treasurer or Chief Financial Officer of each Borrower, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of each Borrower.

          (9)  Other Information. With reasonable promptness, such other
               -----------------
business or financial data, reports, appraisals and projections as LaSalle may reasonably request.

          (10) Accompanying Certificates. All financial statements delivered to
               -------------------------
LaSalle pursuant to the requirements of this paragraph (except where otherwise expressly indicated) shall be prepared in accordance with GAAP as provided in this Agreement. Together with each delivery of financial statements required by paragraph 11(b) and (d) above,
                                                  -----------------------
each Borrower shall deliver to LaSalle an officer's certificate in the form attached hereto as Exhibit B, which, in the case of quarterly and annual
                   ---------
statements, shall include a calculation of financial covenants in the schedule attached to such officer's certificate in form satisfactory to LaSalle.

          (11) Internal Revenue Service Audit. Simultaneously with the delivery
               ------------------------------
or receipt thereof, as applicable, all correspondence, filings, documents, findings, briefs, reports and all other communications between or among Borrowers, the Internal Revenue Service, Arthur Andersen, KPMG and counsel for Borrowers (to the extent such communication is not privileged) with respect to the pending Internal Revenue Service audit and investigation arising out of the Letters dated March 23, 1999.

          (12) Shareholder Reports, Etc. Promptly after sending or filing
               ------------------------
thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrower has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

          (13) ERISA Reports. Upon request by LaSalle, copies of any annual
               -------------
report to be filed pursuant to the requirements of ERISA in connection with each plan subject thereto.

     12.  TERM.

          (1) This Agreement shall be in effect from the date hereof until April 30, 2004, provided, however, that LaSalle shall have the right to
                --------  -------
terminate this Agreement on or before April 30, 2002 and on any anniversary date thereof, in its sole discretion, upon notice to Borrowers, at which time the Term of this Agreement shall expire and all Liabilities shall be paid and satisfied in full ("Term"), unless the due date of the Liabilities is accelerated pursuant to paragraph 17 hereof. This Agreement shall terminate on
                        ------------
the date that the Liabilities are paid in full; provided, however, that the
                                                --------  -------
security interests and liens created under this Agreement and the Other Agreements shall survive such termination until the date upon which payment and satisfaction in full of the Liabilities shall have occurred. At such time as Borrowers have repaid all of the Liabilities and this Agreement has terminated,
(i) Borrowers shall deliver to LaSalle a release, in form and substance reasonably satisfactory to LaSalle, of all obligations and liabilities of LaSalle and its officers, directors, employees, agents, parents, subsidiaries and affiliates to Borrowers, and if any Borrower is obtaining new financing from another lender, such Borrower shall deliver such lender's indemnification of LaSalle, in form and substance reasonably satisfactory to LaSalle, for checks which LaSalle has credited to such Borrower's account, but which subsequently are dishonored for any reason and (ii) upon such Borrower's request, LaSalle shall deliver to such Borrower a release in form and substance reasonably satisfactory to such Borrower.

          (2) If, for any reason, this Agreement is terminated prior to the end of the Term including, in the sole discretion of LaSalle, if an effective termination results from Borrowers prepaying all or substantially all of the Liabilities, Borrowers agree to pay to LaSalle, as a prepayment fee, in addition to the payment of all other Liabilities owing by Borrowers, an amount equal to: (i) two percent (2%) of the Total Credit Facility if this Agreement is terminated during the first year of the Original Term; (ii) one percent (1%) of the Total Credit Facility if this Agreement is terminated during the second year of the Original Term; and (iii) one-half of one percent (.5%) of the Total Credit Facility if this Agreement is terminated during the third year of the Term, provided, however, that if LaSalle terminates this
                        --------  -------
Agreement on or before April 30, 2002, the amount of such fee shall be one percent (1%) of the Total Credit Facility. In light of the extreme difficulty of accurately calculating actual damages arising out of any early termination, LaSalle and Borrowers have agreed that the prepayment fee provided for above is a reasonable estimate of actual damages that would be incurred.

          13.  REPRESENTATIONS AND WARRANTIES.

               Each Borrower hereby makes the following representations, warranties and covenants:

               (1) the consolidated financial statements delivered or to be delivered by Borrowers to LaSalle at or prior to the date of this Agreement including, but not limited to those dated December 31, 2000, taken as a whole and at all times subsequent thereto accurately reflect in all material respects the financial condition of Borrowers as of the respective dates thereof, and since the date of the Borrower's financial statements delivered to LaSalle most recently prior to the date of this Agreement, no event or condition has occurred which has had, or is reasonably likely to have, a Material Adverse Effect;

               (2) the office where Borrowers keeps their books, records and accounts (or copies thereof) concerning the Collateral, Borrowers' principal place of business and all of Borrowers' other places of business, locations of Collateral and post office boxes are as set forth in Exhibit A; each Borrower shall promptly (but in no event less than thirty (30) days prior thereto) advise LaSalle in writing of the proposed opening of any new place of business, the closing of any existing place of business, any change in the location of any Borrower's books, records and accounts (or copies thereof) or the opening or closing of any post office box of any Borrower;

               (3) the Collateral, including without limitation the Equipment (except any part thereof which prior to the date of this Agreement Borrowers shall have advised LaSalle in writing consists of Collateral normally used in more than one state) is and shall be kept, or, in the case of vehicles, based, only at the addresses set forth on the first page of this Agreement or on Exhibit A, and at other locations within the continental United States of which LaSalle has been advised by Borrowers in writing;

               (4) each Borrower shall immediately give written notice to LaSalle of any use of any such Goods by any Borrower in any state other than a state in which Borrowers have previously advised LaSalle such Goods shall be used, and such Goods shall not, unless LaSalle shall otherwise consent in writing, be used by any Borrower outside of the continental United States;

          (5) no security agreement, financing statement or analogous instrument exists or shall exist with respect to any of the Collateral other than any security agreement, financing statement or analogous instrument evidencing Permitted Liens;

          (6) each Account or item of Inventory which Borrowers shall, expressly or by implication, request LaSalle to classify as an Eligible Account or as Eligible Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of Eligible Account and Eligible Inventory and as otherwise reasonably established by LaSalle from time to time, and Borrowers shall promptly notify LaSalle in writing if any such Eligible Account or Eligible Inventory shall subsequently become ineligible;

          (7) each Borrower is and shall at all times during the Term be the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by each Borrower, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens;

          (8) each Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder; except with respect to Greyrock Capital f/k/a Greyrock Business Credit whose loans will be satisfied out of the proceeds of the Loans on the Closing Date, each Borrower's execution, delivery and performance of this Agreement and the Other Agreements does not and shall not conflict with the provisions of any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on such Borrower, and each Borrower's execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon any of Borrowers' property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which any Borrower or any of its respective property may be bound or affected;

          (9)  except as otherwise disclosed on Schedule 13 (i), there are no
                                                ---------------
actions or proceedings which are pending or, to the best of either Borrower's knowledge, threatened against either Borrower which are reasonably likely to have a Material Adverse Effect and Borrowers shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to LaSalle;

          (10) each Borrower has obtained all governmental licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on the operation of its business, and each Borrower is and shall remain in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety), the failure to comply with which would have a Material Adverse Effect on its business, property, assets, operations or condition, financial or otherwise;

          (11) all written information now, heretofore or hereafter furnished by Borrowers to LaSalle is and shall be true and correct in all material respects as of the date with respect to which such information was or is furnished (except for financial projections, which have been prepared in good faith based upon reasonable assumptions);

          (12) no Borrower is conducting, permitting or suffering to be conducted, nor shall any Borrower conduct, permit or suffer to be conducted, any activities pursuant to or in connection with which any of the Collateral is now, or will (while any Liabilities remain outstanding) be owned by any Affiliate (other than another Borrower);

          (13) each Borrower's name has always been as set forth on the first page of this Agreement and no Borrower uses any tradenames or division names in the operation of its business, except as otherwise disclosed in writing to LaSalle and set forth on Schedule 13(m); each Borrower shall notify LaSalle in
                         --------------
writing within ten (10) days of the change of its name or the use of any tradenames or division names not previously disclosed to LaSalle in writing;

          (14)  Schedule 13(n) is a correct and complete description of the name
                --------------
and ownership, to Borrowers' knowledge, of each of Borrower's capital stock in existence on the date hereof with respect to holders of five percent (5%) or more of each Borrower's stock.

          (15) this Agreement and the Other Agreements to which Borrowers are a party are the legal, valid and binding obligations of Borrowers and are enforceable against Borrowers in accordance with their respective terms;

          (16) each Borrower is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder;

          (17) no Borrower is now obligated, whether directly or indirectly, for any loans or other indebtedness for borrowed money other than (i) the Liabilities; (ii) indebtedness disclosed to LaSalle on Schedule 13 (q); (iii)
                                                       ---------------
unsecured indebtedness to trade creditors arising in the ordinary course of each Borrower's business, (iv) unsecured indebtedness arising from the endorsement of drafts and other instruments for collection, in the ordinary course of each Borrower's business; (v) indebtedness secured by Permitted Liens, (vi) unsecured net indebtedness as between the Borrowers in the maximum amount of $2,000,000 outstanding at any time, approved in writing in advance by LaSalle, evidenced by inter-company promissory notes pledged and delivered to LaSalle; and (vii) indebtedness to third parties hereafter arising provided that such indebtedness is unsecured and subordinate to the Liabilities pursuant to a subordination agreement in form and substance reasonably satisfactory to LaSalle and is approved in writing in advance by LaSalle.

          (18) no Borrower owns any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation G or Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time;

          (19)  except as otherwise disclosed on Schedule 13(s), no Borrower has
                                                 --------------
any Parents, Subsidiaries or divisions, nor is any Borrower engaged in any joint venture or partnership with any other Person;

          (20) no Borrower is duly organized and in good standing in its state of organization and each Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except for such other states in which the failure to so qualify would not have a Material Adverse Effect;

          (21) no Borrower is in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does any Borrower know of any dispute regarding any contract, lease or commitment which would result in a Material Adverse Effect on any Borrower;

          (22) there are no controversies pending or threatened between any Borrower and any of its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the continued financial success and well-being of such Borrower, and each Borrower is in compliance in all material respects with all federal and state laws respecting employment and employment terms, conditions and practices including, but not limited to, health and other Benefit Plans specified on Schedule 13(v)
                                                                --------------
attached hereto, except where the failure to so comply would not have a Material Adverse Effect;

          (23)  Schedule 13(w) lists all of each Borrower's material licenses,
                --------------
patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and tradenames and Borrower shall continue to possess all adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and tradenames to continue to conduct its business as heretofore conducted by it.

          (24)  except as set forth on Schedule 13(x), no Benefit Plan is in
                                       --------------
violation in any material respect of any of the provisions of ERISA or any of the qualification requirements of Section 401(a) of the IRC within the immediately preceding five (5) year period; no Prohibited Transaction or Reportable Event has occurred with respect to any Benefit Plan has been the subject of a waiver of the minimum funding standard under Section 412 of the IRC, no Benefit Plan has experienced an accumulated funding deficiency under
Section 412 of the IRC, no lien has been imposed upon such Borrower or any ERISA Affiliate of such Borrower under Section 412(n) of the IRC, no Benefit Plan has been amended in such a way that the security requirements of Section 401(a)(29) of the IRC apply; no notice of intent to terminate a Benefit Plan has been distributed to affected parties or filed with the PBGC under Section 4041 of ERISA; the PBGC has not instituted proceedings to terminate, or appoint a trustee to administer, a Benefit Plan and no event has occurred or condition exists which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit plan; neither Borrowers nor any ERISA Affiliate of Borrowers would be liable for any amount in the aggregate in excess of $5,000 pursuant to Sections 4062, 4063 or 4064 of ERISA if all Benefit Plans terminated as of the most recent valuation dates of such Benefit Plans; neither Borrowers nor any ERISA Affiliate of Borrowers maintains any employee welfare benefit plan, as defined in Section 3(1) of ERISA, which provides any benefits to an employee or the employee's dependents with respect to claims incurred after the employee separates from service other than is required by applicable law; and neither Borrowers nor any ERISA Affiliate of Borrowers has incurred or expects to incur any withdrawal liability to any Multiemployer Plan.

          (25) (i) no Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of the Borrowers comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder; (ii) there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of the Borrowers' knowledge threatened, and Borrowers shall immediately notify LaSalle upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice and take prompt and appropriate actions to respond thereto, with respect to any non-compliance with or violation of the requirements of any Environmental Law by the Borrowers or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects the Borrowers or their respective businesses, operations or assets or any properties at which any Borrower has transported, stored, disposed of any Hazardous Materials; (iii) no Borrower has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials; and (iv) without limiting the generality of the foregoing, Borrowers shall, following the determination by LaSalle that there is non-compliance, or any condition which requires any action by or on behalf of any Borrower in order to avoid any non-compliance, with any Environmental Law, at Borrowers' expense, cause an independent environmental engineer acceptable to LaSalle to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof; and

          (26)  except as otherwise disclosed on Schedule 13(z), all federal,
                                                 --------------
state and local tax returns and other reports required by applicable law to be filed by each Borrower have been filed and all taxes, assessments and other governmental charges imposed upon each Borrower or on any property of each Borrower have been paid in full, except for taxes being contested in good faith and for which adequate reserves have been created on Borrowers' consolidated financial statements.

          Each Borrower represents, warrants and covenants to LaSalle that all representations, warranties and covenants of Borrowers contained in this Agreement (whether appearing in paragraphs 13 or 14 hereof or elsewhere) shall
                                -------------------
be true at the time of Borrowers' execution of this Agreement, shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full of all of the Liabilities and termination of this Agreement, and shall be remade by Borrowers at the time each Revolving Loan is made and each Letter of Credit is issued pursuant to this Agreement.

     14.  COVENANTS.

          Until payment or satisfaction in full of all Liabilities and termination of this Agreement, unless Borrowers obtain LaSalle's prior written consent waiving or modifying any of Borrowers' covenants hereunder in any specific instance, each Borrower agrees as follows:

          (1) each Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of such Borrower's business activities, in accordance with sound accounting practices and GAAP consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A;
                                                             ---------

          (2) each Borrower agrees to deliver to LaSalle the financial information required in paragraph 11 hereof;

          (3) LaSalle, or any Persons designated by it, shall have the right, at any time (on reasonable notice to Borrowers prior to an Event of Default), in the exercise of its commercially reasonable credit judgment, to call at Borrowers' places of business at any reasonable times (during normal business hours prior to an Event of Default), and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrowers' books, records, journals, orders, receipts and any correspondence and other data relating to each Borrower's business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning each Borrower's business as LaSalle may consider reasonable under the circumstances. Each Borrower shall furnish to LaSalle such information relevant to LaSalle's rights under this Agreement as LaSalle shall at any time and from time to time reasonably request. Each Borrower authorizes LaSalle to discuss the affairs, finances and business of Borrowers with any officers or directors of Borrowers or any Affiliate, or with those employees of Borrowers with whom LaSalle has determined in its commercially reasonable judgment to be necessary or desirable to converse, and to discuss the financial condition of Borrowers with Borrowers' independent public accountants. Any such discussions shall be without liability to LaSalle or to such accountants. Borrowers shall pay to or reimburse LaSalle for all reasonable fees, costs, and out-of-pocket expenses incurred by LaSalle in the exercise of its rights hereunder (in addition to the annual Collateral Management Fee payable by Borrowers pursuant to paragraph 5(h)
                                                                  --------------
hereof in connection with LaSalle's examination of Borrowers' books and records and Collateral) and all of such costs, fees and expenses shall constitute Revolving Loans hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder;

          (4) (i) each Borrower shall: keep the Collateral properly housed and shall keep the Collateral insured against such risks and in such amounts as are customarily insured against by Persons engaged in businesses similar to that of Borrowers with such companies, in such amounts and under policies in such form as shall be reasonably satisfactory to LaSalle. Originals or certified copies of such policies of insurance have been delivered to LaSalle together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to LaSalle, showing loss under such insurance policies payable to LaSalle as loss payee. Such endorsement, or an independent instrument furnished to LaSalle, shall provide that the insurance company shall give LaSalle at least thirty (30) days written notice before any such policy of insurance is altered or cancelled and that no act, whether willful or negligent, or default of any Borrower or any other Person shall affect the right of LaSalle to recover under such policy of insurance in case of loss or damage. Each Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to LaSalle. Each Borrower irrevocably, makes, constitutes and appoints LaSalle (and all officers, employees or agents designated by LaSalle) as Borrower's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of each Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance; provided, however, that LaSalle shall exercise such rights only upon
           --------  -------
the occurrence of an Event of Default;

               (1) each Borrower shall maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrowers with such companies and in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to LaSalle and originals or certified copies of such policies prior to the Closing Date, shall be, delivered to LaSalle together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing LaSalle as additional insured thereunder and providing that the insurance company shall give LaSalle at least thirty (30) days written notice before any such policy shall be altered or cancelled; and

               (2) if any Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then LaSalle, without waiving or releasing any obligation or default by Borrowers hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as LaSalle reasonably deems advisable. All sums disbursed by LaSalle in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys' fees, shall constitute Revolving Loans hereunder and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder;

          (5) no Borrower shall use the Collateral, or any part thereof, in any unlawful business or for any unlawful purpose or use or maintain any of the Collateral in any manner that does or could result in material damage to the environment or a violation of any applicable environmental laws, rules or regulations; each Borrower shall keep the Collateral in good condition, repair and order, ordinary wear and tear excepted; neither Borrower shall permit the Collateral, or any part thereof, to be levied upon under execution, attachment, distraint or other legal process; neither Borrower shall sell, lease, grant a security interest in or otherwise dispose of any of the Collateral except as expressly permitted by this Agreement; and neither Borrower shall secrete or abandon any of the Collateral, or remove or permit removal of any of the Collateral from any of the locations listed on Exhibit A or in any written
                                               ---------
notice to LaSalle pursuant to paragraph 13(c) hereof, except for the removal of
                              ---------------
Inventory sold in the ordinary course of each Borrower's business as permitted herein;

          (6) all monies and other property obtained by Borrowers from LaSalle pursuant to this Agreement will be used solely for business purposes of Borrowers;

          (7) each Borrower shall, at the request of LaSalle, indicate on its records concerning the Collateral a notation, in form satisfactory to LaSalle, of the security interest of LaSalle hereunder, and neither Borrower shall maintain duplicates or copies of such records at any address other than in such Borrower's principal place of business set forth on the first page of this Agreement; provided, however, that each Borrower, in the ordinary course of its
           --------  -------
respective business, may furnish copies of such records to its accountants, attorneys and other agents or advisors as it may determine to be necessary or desirable, in the exercise of its commercially reasonable judgment;

          (8) each Borrower shall file all required tax returns and pay all of its taxes when due, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that each Borrower shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is disclosed on such Borrower's financial statements in accordance with GAAP, (ii) the contesting of any such payment does not give rise to a lien for taxes, (iii) upon the occurrence of an Event of Default, such Borrower keeps on deposit with LaSalle (such deposit to be held without interest) an amount of money which, in the reasonable judgment of LaSalle, is sufficient to pay such taxes and any interest or penalties that may accrue thereon, and (iv) if any Borrower fails to prosecute such contest with reasonable diligence, LaSalle may apply the money so deposited in payment of such taxes. If any Borrower fails to pay any such taxes and in the absence of any such contest by such Borrower, LaSalle may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by LaSalle shall constitute Revolving Loans hereunder, shall be payable by Borrowers to LaSalle on demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder;

          (9) no Borrower shall (i) incur, create, assume or suffer to exist any indebtedness other than (A) indebtedness arising under this Agreement, (B) unsecured indebtedness owing in the ordinary course of business to trade suppliers, and (C) any other indebtedness described in paragraph 13(q) hereof;
                                                       ---------------
or (ii) assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business;

          (10) no Borrower shall enter into any merger or consolidation, or sell, lease or otherwise dispose of all or substantially all of its respective assets; neither Borrower shall create any new Subsidiary or Affiliate or issue any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock; neither Borrower shall enter into any transaction outside the ordinary course of such Borrower's business;

          (11) no Borrower shall (i) declare or pay any dividend (other than dividends paid wholly in shares of a Borrower's stock) or other distribution (whether in cash or in kind) on, purchase, redeem or retire any shares of any class of its stock, or make any payment on account of, or set apart assets for the repurchase, redemption, defeasance or retirement of, any class of its stock;

or (ii) make any optional payment or prepayment on or redemption (including without limitation by making payments to a sinking fund or analogous fund) or repurchase of any indebtedness for borrowed money other than indebtedness pursuant to this Agreement.

          (12) Except as expressly permitted under this Agreement, no Borrower shall make any loans to, or investment in, any Person, whether in cash, securities or other property of any kind, other than investments that are direct obligations of the United States;

          (13) no Borrower shall amend its organizational documents or change its Fiscal Year;

          (14) each Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below. The calculation and determination of each such financial covenant, and all accounting terms contained therein, shall be so calculated and construed in accordance with GAAP, applied on a basis consistent with the financial statements of Borrowers delivered on or before the Closing Date:

               (1)  Tangible Consolidated Net Worth. Borrowers and their
                    -------------------------------
Subsidiaries, on a consolidated basis, shall, on a pro forma basis, have a Tangible Consolidated Net Worth of no less than ($4,000,000.00) as of March 31, 2001. Said covenant shall be set by the parties for all subsequent periods no later than April 25, 2001.

               (2)  Consolidated Interest Coverage Ratio. Borrowers and their
                    ------------------------------------
Subsidiaries, on a consolidated basis, shall maintain as of the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2001, calculated on a rolling twelve (12) month basis thereafter, an Interest Coverage Ratio of not less than 1.25 to 1.00;

               (3)  Consolidated Capital Expenditures. Borrowers and their
                    ---------------------------------
Subsidiaries, on a consolidated basis, shall not make Capital Expenditures in an aggregate amount of more than $2,500,000.00 in any Fiscal Year of Borrowers;

               (4)  Minimum EBITDA. Borrowers and their Subsidiaries, on a
                    --------------
consolidated basis, shall maintain EBITDA of at least the following amounts for the following time periods:


     [a]  six (6) month period from January 1, 2001 through June    ($7,239,000)
          30, 2001

     [b]  nine (9) month period from January 1, 2001 through        ($3,516,000)
          September 30, 2001

     [c]  during any consecutive twelve (12) month period from     $  7,687,000
          and after January 1, 2001 (for calendar year 2002, to be determined by LaSalle after receipt of the Borrowers'
          2001 audited financial statements);

          (15) Borrowers shall reimburse LaSalle for all costs and expenses including, without limitation, legal expenses and reasonable attorneys' fees (both in-house and outside counsel), incurred by LaSalle in connection with the documentation and consummation of this transaction and any amendments or modifications of this Agreement or the Other Agreements or other transactions between Borrowers and LaSalle, including, without limitation, Uniform Commercial Code and other public record searches, lien filings, Federal Express or similar express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs, and in seeking to collect, protect or enforce any rights in or to the Collateral or incurred by LaSalle in seeking to collect any Liabilities and to administer and enforce any of LaSalle's rights under this Agreement. Borrowers shall also pay all normal service charges with respect to accounts maintained by LaSalle for the benefit of any Borrower. All such costs, expenses and charges shall constitute Revolving Loans hereunder, shall be payable by Borrowers to LaSalle on demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder;

          (16) neither Borrower shall pay any management or consulting fees to any Persons, or make any loan to any Person except travel advances made to employees in the ordinary course of business and loans to employees not exceeding One Hundred Thousand Dollars ($100,000) to any single Person and Five Hundred Thousand Dollars ($500,000) in the aggregate outstanding for all Persons at any one time; provided, that no Event of Default shall have occurred prior
                 --------
to, or would occur as a result of, any such payment;

          (17) neither Borrower shall enter into or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction with any Affiliate of either Borrower except in the ordinary course of business in a manner and to an extent consistent with past practices of Borrowers and necessary or desirable for the prudent operation of their respective businesses, for fair consideration and on terms no less favorable to Borrowers or such Subsidiary as are available from unaffiliated third parties; and

          (18) Borrowers shall promptly advise LaSalle in writing of any Material Adverse Effect or the occurrence of any Default or Event of Default.

     15.  CONDITIONS PRECEDENT.

          (1) The obligation of LaSalle to fund the initial Revolving Loan and to co-sign as applicant for the initial Letter of Credit, is subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

               (1) LaSalle shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 15(a)(i) (the
                                                      -----------------
"Closing Agenda");

               (2) Since December 31, 2000, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect, as determined by LaSalle in its sole discretion;

               (3) LaSalle shall have received payment in full of all fees and expenses payable to it by Borrowers on or before the Closing Date;

               (4) LaSalle shall have determined that immediately after giving effect to (A) the making of the initial Loans requested to be made on the Closing Date, (B) the issuance of the initial Letter of Credit, if any, requested to be made on the Closing Date and (C) the payment or reimbursement by Borrowers of LaSalle for all closing costs and expenses incurred in connection with the transactions contemplated hereby, on a pro forma basis the Excess
                                                --- -----
Availability of Borrowers shall not be less than One Million Seven Hundred Thousand Dollars ($1,700,000);

               (5) LaSalle shall have received a certificate from each Borrower's chief executive officer or chief financial officer, pursuant to which such officer shall certify that in calculating the Excess Availability described in clause (iv) above, each Borrower's outstanding trade payables were (and are) current and not more than ninety (90) days past invoice date;

               (6) The Obligors shall have executed and delivered to LaSalle all documents which LaSalle determines are reasonably necessary to consummate the transactions contemplated hereby, including, without limitation, Guarantor's execution and delivery of the Guaranty;

               (7) LaSalle shall have received proof, satisfactory to it, in its sole discretion, that (x) the net proceeds, in the aggregate, of Borrowers' private placement, in the amount of not less than $10,700,000.00, (y) proceeds of an advance from Microsoft Corporation in the amount of $5,000,000.00 and (z) $3,000,000.00 from Brian Fargo to satisfy all of Borrowers' obligations to Titus Interactive SA have all been received by Borrowers; and

               (8) LaSalle shall have received all subordination and intercreditor agreements from all Subordinating Creditors in form and substance satisfactory to LaSalle;

          (2) After the Closing Date, the obligation of LaSalle to make any requested Revolving Loan or to co-sign as applicant for any requested Letter of Credit is subject to the satisfaction of the conditions precedent set forth below. Each such request shall constitute a representation and warranty that such conditions are satisfied:

               (1) All representations and warranties contained in this Agreement and the Other Agreements shall be true and correct on and as of the date of such request, as if then made, other than representations and warranties that relate solely to an earlier date; and

               (2) No Default or Event of Default shall have occurred, or would result from the making of the requested Revolving Loan or the issuance of the requested Letter of Credit, which has not been waived;

     16.  DEFAULT.

          The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

          (1) the failure of any Obligor to pay when due, declared due, or demanded by LaSalle in accordance with the terms hereof, any of the Liabilities;

          (2) the failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements;

          (3) the making or furnishing by any Obligor to LaSalle of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Obligor and LaSalle, which is untrue or misleading in any respect, or the failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreement of such Obligor under any other agreement with any Person if such failure has or is reasonably likely to have a Material Adverse Effect;

          (4) the creation (whether voluntary or involuntary) of, or any attempt to create, any lien or other encumbrance upon any of the Collateral, other than the Permitted Liens, or the making or any attempt to make any levy, seizure or attachment thereof;

          (5) the commencement of any proceedings (i) in bankruptcy by or against any Obligor, (ii) for the liquidation or reorganization of any Obligor,
(iii) alleging that such Obligor is insolvent or unable to pay its debts as they mature, or (iv) for the readjustment or arrangement of any Obligor's debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against
                       -------
such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings;

          (6) the appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor's assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Obligor which is a corporation or a partnership; provided, however, that if such appointment or
                              --------  -------
commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings;

          (7) the entry of any judgment or order in excess of $100,000 against any Obligor which remains unsatisfied or undischarged and in effect for forty-five (45) days after such entry without a stay of enforcement or execution;

          (8) the occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to LaSalle pursuant to which such Person has guaranteed to LaSalle the payment of all or any of the Liabilities or has granted LaSalle a security interest in or lien upon some or all of such Person's real and/or personal property to secure the payment of all or any of the Liabilities;

          (9) the occurrence of an event of default under any other agreement or instrument evidencing indebtedness for borrowed money in excess of $100,000 executed or delivered by either Borrower or pursuant to which agreement or instrument either Borrower or its respective properties is or may be bound;

          (10) a Change of Control shall have occurred; or

          (11) if any Reportable Event shall have occurred or any Benefit Plan shall be terminated within the meaning of title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any Benefit Plan, the PBGC shall institute proceedings to terminate any Benefit Plan, or there shall be a withdrawal from any Multiemployer Plan, and there shall be a Material Adverse Effect in the case of any event described in this paragraph 16(k);
---------------

          (12) the occurrence of any event or condition which has or is reasonably likely to have a Material Adverse Effect; or

          (13) Borrowers do not upgrade or replace their current Platinum computer business applications software with new software reasonably satisfactory to LaSalle within one year from the Closing Date.

     17.  REMEDIES UPON AN EVENT OF DEFAULT.

          (1)  Upon the occurrence of an Event of Default described in paragraph
                                                                       ---------
16(e) hereof, all of the Liabilities shall immediately and automatically become
-----
due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, all of the Liabilities may, at the option of LaSalle, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

          (2) Upon the occurrence of an Event of Default, LaSalle may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of LaSalle's rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, LaSalle may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of Borrowers' premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and LaSalle shall have the right to store the same at any of Borrowers' premises without cost to LaSalle. At LaSalle's request, Borrowers shall, at Borrowers' expense, assemble the Collateral and make it available to LaSalle at one or more places to be designated by LaSalle and reasonably convenient to LaSalle and Borrowers. Borrowers recognize that if Borrowers fail to perform, observe or discharge any of their respective obligations under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to LaSalle, and Borrowers agree that LaSalle shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed reasonably and properly given if given at least ten (10) calendar days before such disposition. Any proceeds of any disposition by LaSalle of any of the Collateral may be applied by LaSalle to the payment of expenses in connection with the Collateral including, without limitation, legal expenses and reasonable attorneys' fees (both in-house and outside counsel) and any balance of such proceeds may be applied by LaSalle toward the payment of such of the Liabilities, and in such order of application, as LaSalle may from time to time elect.

     18.  INDEMNIFICATION.

          Borrowers agree to defend (with counsel reasonably satisfactory to LaSalle), protect, indemnify and hold harmless LaSalle, each affiliate or subsidiary of LaSalle, and each of their respective officers, directors, employees, attorneys and agents (each an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations including, without limitation, securities, environmental and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that Borrowers shall not have any obligation
        --------  -------
hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrowers shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Revolving Loans hereunder from the date incurred by each Indemnified Party until paid by Borrowers, be added to the Liabilities of Borrowers and be secured by the Collateral. The provisions of this paragraph 18 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

     19.  NOTICES.

          All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of LaSalle shall be sent to it at 565 Fifth Avenue, 27th Floor, New York, New York 10017, Attention: District Credit Manager (if by telecopy to (212) 986-4205), and in the case of Borrowers shall be sent to Borrowers at their principal place of business as set forth on the first page of this Agreement, Attn: Chief Executive Officer and Chief Financial Officer (if by telecopy to (949) 252-0667).

     20.  CHOICE OF GOVERNING LAW AND CONSTRUCTION

          This Agreement and the Other Agreements are submitted by Borrowers to LaSalle for LaSalle's acceptance or rejection at LaSalle's principal place of business as an offer by Borrowers to borrow monies from LaSalle now and from time to time hereafter, and shall not be binding upon LaSalle or become effective until accepted by LaSalle, in writing, at said place of business. If so accepted by LaSalle, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN THE COLLATERAL, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

     21.  FORUM SELECTION AND SERVICE OF PROCESS.

          To induce LaSalle to accept this Agreement, each Borrower irrevocably agrees that, subject to LaSalle's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. EACH BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. Each Borrower hereby irrevocably appoints and designates the Secretary of State of Illinois, whose address is Springfield, Illinois (or any other person having and maintaining a place of business in such state whom Borrowers may from time to time hereafter designate upon ten (10) days written notice to LaSalle and who LaSalle has agreed in its sole discretion in writing is satisfactory and who has executed an agreement in form and substance satisfactory to LaSalle agreeing to act as such attorney and agent), as such Borrower's true and lawful attorney and duly authorized agent for acceptance of service of legal process. Each Borrower agrees that service of such process upon such person shall constitute personal service of such process upon such Borrower. EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY LASALLE IN ACCORDANCE WITH THIS PARAGRAPH.

     22.  MODIFICATION AND BENEFIT OF AGREEMENT

          This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrowers and LaSalle. Borrowers may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof including, without limitation, Borrowers' rights, titles, interest, remedies, powers or duties thereunder. Each Borrower hereby consents to LaSalle's sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement, or the Other Agreements, or of any portion thereof, or participations therein including, without limitation, LaSalle's rights, titles, interest, remedies, powers and/or duties thereunder. Each Borrower agrees that it shall execute and deliver such documents as LaSalle may request in connection with any such sale, assignment, transfer or other disposition.

     23.  HEADINGS OF SUBDIVISIONS.

          The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

     24.  POWER OF ATTORNEY.

          Each Borrower acknowledges and agrees that its appointment of LaSalle as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are paid in full and this Agreement is terminated.

     25.  WAIVER OF JURY TRIAL; OTHER WAIVERS; CONFIDENTIALITY.

          (1) LASALLE AND EACH BORROWER HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT OF ANY BORROWER OR LASALLE OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN ANY BORROWER AND LASALLE. IN NO EVENT SHALL LASALLE BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

          (2) EACH BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LASALLE OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF BORROWERS OR ANY ONE OF THEM WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.

          (3) Each Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

          (4) LaSalle's failure, at any time or times hereafter, to require strict performance by Borrowers of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of LaSalle thereafter to demand strict compliance and performance therewith. Any suspension or waiver by LaSalle of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of LaSalle in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by LaSalle unless such suspension or waiver is in writing, signed by a duly authorized officer of LaSalle and directed to Borrowers specifying such suspension or waiver.

          (5) Each Borrower has furnished and will furnish to LaSalle certain information concerning such Borrower which such Borrower has advised is non-public, proprietary or confidential in nature ("Confidential Information").
                                                ------------------------
LaSalle confirms to the Borrowers that it is LaSalle's policy and practice to maintain in confidence all Confidential Information which is provided to it under agreements providing for the extension of credit and which is identified to it as such, and that it will protect the confidentiality of Confidential Information submitted to it with respect to Borrowers under this Agreement, commensurate with its efforts to maintain the confidentiality of its own Confidential Information, provided, however, that (i) nothing contained herein
                          --------  -------
shall prevent LaSalle from disclosing Confidential Information (A) to its Affiliates and their respective directors, officers, and employees and to any legal counsel, auditors, appraisers, consultants or other persons retained by it or its Affiliates as professional advisors, on the condition that such information not be further disclosed except in compliance with this paragraph
                                                                    ---------
25(e); (B) under color of legal authority, including, without limitation, to any
-----
regulatory authority having jurisdiction over it or its operations or to, or under the authority of, any court deemed by it to be of competent jurisdiction;
(C) to any actual or potential assignee of or participant in LaSalle's rights and obligations under this Agreement to the extent such actual potential assignee or participant has agreed to maintain such information in confidence on the basis set forth in this paragraph 25(e); and (D) as necessary in connection
                            ---------------
with the exercise of its remedies under this Agreement or any of the Other Agreements; (ii) the terms of this paragraph 25(e) shall be inapplicable to any
                                   ---------------
information furnished to it which is in possession prior to the delivery to it of such information by Borrowers or any other authorized Person, or otherwise has been obtained by it on a non-confidential basis, or which was or becomes available to the public or otherwise part of the public domain (other than as a result of LaSalle's failure or any prospective participant's or assignee's failure to abide hereby), or which was not non-public, proprietary or confidential when Borrowers or any other authorized Person delivered it to LaSalle; and (iii) the determination by LaSalle as to the application of any of the circumstances described in the foregoing clauses (i) and (ii) will be conclusive and binding if made in good faith.

          (6)  Notwithstanding subparagraph (e) above, Borrowers consent to
                               ----------------
LaSalle publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day first above written.


                                       LaSALLE BUSINESS CREDIT, INC.


                                       By:____________________________
                                       Name: Mary Ellen Nixon-Moore
                                       Title: Vice President



                                       INTERPLAY ENTERTAINMENT CORP.



                                       By:_____________________________
                                       Name: Manuel Marrero
                                       Title: Authorized Signatory


                                       INTERPLAY OEM, INC.



                                       By:_____________________________
                                       Name: Manuel Marrero
                                       Title: Authorized Signatory


                                       GAMESONLINE.COM, INC.



                                       By:_____________________________
                                       Name: Manuel Marrero
                                       Title: Authorized Signatory

                                   EXHIBIT A

               BUSINESS AND COLLATERAL LOCATIONS FOR BORROWERS:


A. The principal business location and location of where all originals and copies of books, records and accounts are kept as follows:




B.       The other locations of Collateral are only as follows:

                                   EXHIBIT B

                             OFFICER'S CERTIFICATE

         THIS CERTIFICATE is submitted pursuant to paragraph 11(i) of the Loan and Security Agreement dated March ___, 2001 ("Loan Agreement") among LaSalle Business Credit, Inc. ("LaSalle") and Interplay Entertainment Corp., a Delaware corporation and Interplay OEM, Inc., a California corporation, and GamesOnline.com, Inc., a Delaware corporation (collectively and individually, as the context case may require, "Borrower").

         The undersigned hereby certifies to LaSalle that as of the date of this
Agreement:

         1.     The undersigned is the __________ of the Borrower.

         2. There exits no event or circumstance which is or which with the passage of time, the giving of notice, or both would constitute an Event of Default, as that term is defined in the Loan Agreement, or , if such an event or circumstance exists, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrower has taken or proposes to take with respect thereto.

         3. No material adverse change in the condition, financial or otherwise, business, property, or results of operations of Borrower has occurred since ____________________, or, if such a change has occurred, a writing attached hereto specifies the nature thereof and the action that Borrower has taken or proposes to take with respect thereto.

         4.     All insurance premiums due as of such date have been paid.

         5. All taxes due as of such date have been paid or, for those taxes which have not been paid, a writing attached hereto describes the nature and amount of such taxes, and sets forth Borrower's rationale for not paying such taxes and the action that Borrower has taken or proposes to take with respect thereto.

         6. To the best of the undersigned's knowledge, after appropriate inquiry, except as previously disclosed to LaSalle in writing, no litigation, investigation or proceeding, or injunction writ or restraining order is pending or threatened against the Borrower or, if any litigation, investigation or proceeding, or injunction, writ or restraining order is pending or threatened against the Borrower, a writing attached hereto specifies the nature thereof and the action that Borrower has taken or proposes to take with respect thereto.

         7. Borrower is in compliance with the representations, warranties and covenants in the Loan Agreement, or, if Borrower is not in compliance with any representations, warranties or covenants in the Loan Agreement, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrower has taken or proposes to take with respect thereto.

         8. Attached hereto is a true and correct calculation of the financial covenants contained in paragraph 14(n) of the Loan Agreement.
                                 ---------------

         9. Borrower is solvent and is able to pay its debts as they become due.


                                        -----------------------------------
                                        Name:
                                        Title:


                   [ATTACH FINANCIAL COVENANT CALCULATIONS]

                       SCHEDULE 1 (a) - PERMITTED LIENS

                          SCHEDULE 13(i) - LITIGATION

                         SCHEDULE 13(n) - STOCKHOLDERS

                         SCHEDULE 13(q) -INDEBTEDNESS

          SCHEDULE 13 (s) - PARENTS, SUBSIDIARIES, JOINT VENTURES AND
                                 PARTNERSHIPS

                     SCHEDULE 13(v) - HEALTH BENEFIT PLANS

                       SCHEDULE 13(w) - TRADEMARKS, ETC.

                SCHEDULE 13(x) - BENEFIT PLANS - NON-COMPLIANCE

                 SCHEDULE 13(z) - EXCEPTIONS TO TAX COMPLIANCE

                      SCHEDULE 15(a)(i) - CLOSING AGENDA